Form of PSU (FY19 LTI Awards) – Tier I
REGIS CORPORATION
PERFORMANCE UNITS AGREEMENT
THIS PERFORMANCE UNITS AGREEMENT (the “Agreement”), dated as of November 11, 2019 (the “Grant Date”), is between Regis Corporation, a Minnesota corporation (the “Company”), and Kersten Zupfer (the “Participant”).
WHEREAS, the Participant is a valued and trusted employee of the Company or an Affiliate of the Company, and the Company desires to grant a Performance Unit award to Participant payable in shares of the Company’s common stock pursuant to the Regis Corporation 2018 Long Term Incentive Plan (as may be amended from time to time, the “Plan”); and
WHEREAS, the Committee has duly made all determinations necessary or appropriate for the grant of the Performance Units hereunder (the “Award”);
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:
1.Definitions.
For purposes of this Agreement, the definitions of terms contained in the Plan hereby are incorporated by reference, except to the extent that any such term is specifically defined in this Agreement.
(a)“Good Reason” shall have the meaning ascribed to such term in Participant’s employment agreement with the Company; provided, however, that in order for the Termination of Employment to constitute a Termination of Employment for Good Reason, Participant must terminate employment no later than one hundred and twenty (120) days following the end of the applicable cure period, or (ii) if there is no such employment agreement with the Company, “Good Reason” shall mean the occurrence, without the express written consent of the Participant, of any of the following:
(A)any material diminution in the nature of the Participant’s authority, duties or responsibilities;
(B)any reduction by the Company in the Participant’s base salary then in effect or target bonus percentage (other than any reduction mutually agreed upon by the Company and the Participant), other than an across the board reduction of not more than 10% that applies to all other executives who report to the Chief Executive Officer of the Company; or
(C)following a Change in Control, failure by the Company to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which the Participant is then participating;
provided that the Participant notifies the Company of such condition set forth in clause (A), (B) or (C) within ninety (90) days of its initial existence and the Company fails to remedy such condition within thirty (30) days of receiving such notice (the “Cure Period”) and the Participant delivers written notice of termination of employment to the Company’s General Counsel within thirty (30) days following the end of the Cure Period, designating an employment termination date no later than one hundred and twenty (120) days following the end of the Cure Period.
(b)“Qualifying Termination” means a Termination of Employment:
(i)(A) without Cause (other than a result of death or Disability) or for Good Reason, in either case, within 12 months following a Change in Control, (B) due to death or Disability or (C) without Cause (other than a result of death or Disability) after the one year anniversary of the Grant Date under circumstances in which the Board does not intend to fill the position that Executive holds immediately prior to the Termination of Employment;
(ii)(A) the Performance Goal has been satisfied, and (B) the Participant experiences a Termination of Employment on or after the third anniversary of the Grant Date by reason of (1) the Participant’s Retirement (as defined below) or (2) termination by the Company without Cause (other than a result of death or Disability), then, the Applicable Portion of the Units immediately shall vest on the date of Participant’s Termination of Employment and Participant shall forfeit and remaining Units; or
(iii)without Cause (other than as a result of death or Disability) or for Good Reason both (A) after the first anniversary of the Grant Date and (B) following the appointment of a successor or interim successor to the current Chief Executive Officer, Hugh Sawyer.
(c)“Retirement” means any Termination of Employment (other than by the Company for Cause or due to death or Disability) at or after age sixty-two (62) or at or after age fifty-five (55) with fifteen (15) or more years of continuous service to the Company and its Affiliates.
2.Award of Performance Units.
Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant a Performance Unit Award consisting of twenty-two thousand six hundred ninety-four (22,694) Performance Units (the “Units”), the vesting of which shall be further subject to satisfaction of the Performance Goal specified in Appendix A to this Agreement (the “Performance Goal”). The Performance Units granted under this Agreement will be credited to an account in the Participant’s name maintained by the Company. This account shall be unfunded and maintained for bookkeeping purposes only, with each Unit representing an unfunded and unsecured promise by the Company to issue to the Participant one share of the Company’s Common Stock in settlement of a vested Unit.
3.Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date (defined below) on which Units vest as provided in this Section 3.
(a)Subject to Section 3(b), the Units will be eligible to vest on the fifth anniversary of the Grant Date (the “Scheduled Vesting Date”). The Units will vest in full on the Scheduled Vesting Date (i) if the Participant has not experienced a Termination of Employment prior to the Scheduled Vesting Date, and (ii) if the Performance Goal has been satisfied.
(b)If the Participant experiences a Qualifying Termination then, subject to satisfaction of the Performance Goal, the Applicable Portion of the Units shall immediately vest on the date of the Qualifying Termination and Participant shall forfeit the remainder of such Units. “Applicable Portion of the Units” means:

Nature of Participant’s Termination of Employment	Applicable Portion of the Units
Clause (i) of the definition of Qualifying Termination, and:
Prior to November 11, 2022	a number of Units equal to the product obtained by multiplying (i) the total number of Units by (ii) a fraction, the numerator of which is the number of days that have elapsed from the Grant Date through the date of the Participant’s Qualifying Termination and the denominator of which is the number of days between the Grant Date and the fifth anniversary of the Grant Date
On or after November 11, 2022 but before the Scheduled Vesting Date	100% of the Units
Clause (ii) of the definition of Qualifying Termination	a number of Units equal to the product obtained by multiplying (i) the total number of Units by (ii) 60%, if the date of Participant’s Termination of Employment is on or after the third anniversary of the Grant Date and before the fourth anniversary of the Grant Date, or 80%, if the date of Participant’s Termination of Employment is on or after fourth anniversary but before the Scheduled Vesting Date
Clause (iii) of the definition of Qualifying Termination	a number of Units equal to the product obtained by multiplying (i) the total number of Units by (ii) a fraction (not to exceed 1), the numerator of which is the number of days that have elapsed from the Grant Date through the date of the Participant’s Termination of Employment plus 548 and the denominator of which is the number of days between the Grant Date and the Scheduled Vesting Date
(c)For purposes of this Agreement, if Participant’s Units are considered non-qualified deferred compensation subject to Code Section 409A, a Termination of Employment shall be deemed to have occurred only if on such date the Participant has also experienced a “separation from service” as defined in the regulations promulgated under Code Section 409A.
(d)For purposes of this Agreement, if Participant’s Units are considered non-qualified deferred compensation subject to Code Section 409A, a Change in Control shall be deemed to have occurred for purposes of settling vested Units only if such event would also be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Company under Code Section 409A.
(e)In the event that Participant’s Termination of Employment would qualify Participant for accelerated vesting under more than one subsection of this Section 3, the subsection that provides for the vesting of the greatest number of Units shall apply.
4.Settlement of Units.
Subject to Section 22, after any Units vest pursuant to Section 3, the Company will promptly, but in no event later than thirty (30) days after the Scheduled Vesting Date or earlier Vesting Date pursuant to Section 3(b), cause to be issued and delivered to the Participant (or to the Participant’s Representative in

the event of the Participant’s death) one share of Common Stock in payment and settlement of each vested Unit. Delivery of the shares shall be effected by the delivery of a stock certificate evidencing the shares, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the shares to a brokerage account designated by the Participant, and shall be subject to the tax withholding provisions of Section 9 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units. Upon settlement of the Units, the Participant will obtain, with respect to the shares of Common Stock received in such settlement, full voting and other rights as a shareholder of the Company.
5.Forfeiture of Unvested Units.
Subject to any accelerated vesting under Section 3(b), if the Participant experiences a Termination of Employment, any unvested Units shall be forfeited and the Participant shall have no further interest in, or right to receive shares of Common Stock in settlement of, such Units. In addition, Participant shall forfeit any unvested Units if Participant remains employed through the third anniversary of the Grant Date, or, if earlier, the date of a Change in Control, and the Performance Goal has not been satisfied.
6.Shareholder Rights.
The Units subject to this Award do not entitle the Participant to any rights of a holder of the Company’s Common Stock. The Participant will not have any of the rights of a shareholder of the Company in connection with the grant of the Units hereunder unless and until shares of Common Stock are issued to the Participant in settlement of the Units as provided in Section 4.
7.Dividend Equivalents.
If a cash dividend is declared and paid by the Company with respect to its Common Stock, the Participant will be credited as of the applicable dividend payment date with an additional number of Units (the “Dividend Units”) equal to (i) the total cash dividend the Participant would have received if the number of Units credited to the Participant under this Agreement as of the related dividend payment record date (including any previously credited Dividend Units) had been actual shares of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to the Participant’s account, Dividend Units will be considered Units for all purposes of this Agreement.
8.Restrictions on Transfer.
Neither the Award evidenced by this Agreement nor the Units may be sold, transferred, pledged, assigned, or otherwise alienated at any time, other than by will or the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.
9.Tax Consequences and Payment of Withholding Taxes.
Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of Units, their vesting and the settlement of vested Units in shares of Common Stock. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award, vesting and settlement of Units hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the grant, vesting or settlement of the Units, the provisions of Section 13.4 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).
10.Administration.
The Plan and this Award of Units are administered by the Committee, in accordance with the terms and conditions of the Plan. Actions and decisions made by the Committee in accordance with this authority shall be effectuated by the Company.
11.Plan and Agreement; Recoupment Policy.
The Participant hereby acknowledges receipt of a copy of the Plan. The grant of Units is made pursuant to the Plan, as in effect on the date hereof, and is subject to all the terms and conditions of the Plan, as the same may be amended or restated from time to time, and of this Agreement. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. The interpretation and construction by the Committee of the Plan, this Agreement, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon the Participant. The Company shall, upon written request therefore, send a copy of the Plan, in its then current form, to the Participant or any other person or entity then entitled to receive the shares of Common Stock to be issued in settlement of the Units.
The Company may recover any equity awarded to the Participant under this Agreement, or proceeds from the sale of such equity, to the extent required by the Regis Corporation Amended and Restated Executive Officer Incentive Compensation Clawback Policy as in effect from time to time or any rule of the Securities and Exchange Commission or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of the Company implementing such rule or listing standard.
12.No Employment Rights.
Neither this Agreement nor the Award evidenced hereby shall give the Participant any right to continue in the employ of the Company, any Affiliate or any other entity, or create any inference as to the length of employment of the Participant, or affect the right of the Company (or any Affiliate or any other entity) to terminate the employment of the Participant (with or without Cause), or give the Participant any right to participate in any employee welfare or benefit plan or other program of the Company, any Affiliate or any other entity.
13.Governing Law.
This Agreement, the awards of Units hereunder and the issuance of Common Stock in payment of Units shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (other than its laws respecting choice of law).
14.Entire Agreement.
This Agreement and the Plan constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

15.Amendment.
Any amendment to this Agreement shall be in writing and signed on behalf of the Company, and shall comply with the terms and conditions of the Plan.
16.Waiver; Cumulative Rights.
The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
17.Counterparts.
This Agreement may be signed in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.
18.Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
19.Severability.
If for any reason any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.
20.Successors and Assigns.
This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company, and upon the heirs, legal representatives and successors of the Participant.
21.Requirements of Law and No Disclosure Rights.
The Company shall not be required to issue any shares of Common Stock in settlement of Units granted under this Agreement if the issuance of such shares shall constitute a violation of any provision of any applicable law or regulation of any governmental authority. The Company shall have no duty or obligation beyond those imposed by applicable securities laws generally to affirmatively disclose to the Participant or a Representative, and the Participant or Representative shall have no right to be advised of, any material non-public information regarding the Company or an Affiliate at any time prior to, upon or in connection with the issuance of the shares of Common Stock in settlement of the Participant’s Unit Award.
22.Code Section 409A.
Notwithstanding anything to the contrary in this Agreement, including Section 4, if any amount shall be payable with respect to this Award as a result of the Participant’s “separation from service” at such time as the Participant is a “specified employee” (as those terms are defined in regulations promulgated under Code Section 409A) and such amount is subject to the provisions of Code Section

409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh calendar month beginning after the Participant’s separation from service (or the date of Participant’s earlier death), or as soon as administratively practicable thereafter. Participant shall not have the right to designate the timing of settlement of the Units. If the thirty-day settlement period spans two different calendar years, settlement shall occur during the later calendar year.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand, all as of the day and year first above written.
REGIS CORPORATION
By:
Name:
Title:
PARTICIPANT:

Kersten Zupfer

Appendix A
“Performance Goal” shall mean the volume-weighted average closing price per share of Company Common Stock for the fifty trading days preceding November 11, 2022 equals or exceeds $25.82; provided, however, that in the case of a Change in Control or Participant’s Termination of Employment occurring prior to November 11, 2022, Performance Goal shall mean the volume-weighted average closing price per share of Company Common Stock for the fifty trading days preceding the date of the Change in Control or the date of Participant’s Termination of Employment equals or exceeds $25.82. The volume-weighted average closing price per share of Company Common Stock for any relevant period shall be calculated as follows:
(Closing Price x Volume for Trading Day 1) + (Closing Price x Volume for Trading Day 2)…through each of the 50 trading days]/Total Volume for the 50 Trading Days